UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2022

NORTHWEST PIPE COMPANY
(Exact name of registrant as specified in its charter)

Oregon	0-27140	93-0557988
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 NE Park Plaza Drive, Suite 100
Vancouver, WA 98684
(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: 360-397-6250

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	NWPX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On May 6, 2021, William Smith, Executive Vice President of Water Transmission Engineered Systems of Northwest Pipe Company (the “Company”) informed the Company that he intended to retire from his position as Executive Vice President of Water Transmission Engineered Systems in April 2022, as previously disclosed in the Company’s Current Report on Form 8‑K filed with the Securities and Exchange Commission on May 11, 2021.

On April 8, 2022, the Company entered into a Separation Agreement (the “Agreement”) with Mr. Smith, pursuant to which Mr. Smith will continue to be employed by the Company as a Consultant effective April 16, 2022, the day after his resignation as Executive Vice President of Water Transmission Engineered Systems. The Agreement has a three-year term, provides for an annual base salary of $150,000 paid in equal installments in accordance with the Company’s regular payroll cycles, and provides coverage under the Company’s employee benefit plans. Pursuant to the Agreement, the Company has affirmed the terms of Mr. Smith’s unvested restricted stock units (“RSUs”) to allow the 1,579 RSUs scheduled to vest on January 16, 2023 to vest as scheduled. In addition, the vesting of the 702 RSUs scheduled to vest on January 15, 2024 will be accelerated to also vest on January 16, 2023. The Agreement provides for the forfeiture by Mr. Smith of any performance stock units that are unvested at the time of his resignation as Executive Vice President of Water Transmission Engineered Systems. Pursuant to the Agreement, Mr. Smith will be required to comply with certain confidentiality requirements.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 8.01.	OTHER EVENTS

Richard Roman Appointed to the Audit Committee
As previously disclosed, on March 3, 2022 Northwest Pipe Company received a letter (the “Nasdaq Letter”) from the Listing Qualifications staff of The Nasdaq Stock Market (“Nasdaq”) notifying the Company that, as a result of the resignation of William Yearsley, as previously disclosed, from the Company’s Board of Directors and its Audit Committee, the Company was not in compliance with Nasdaq Listing Rule 5605, which requires that the Company’s Audit Committee be comprised of at least three directors, all of whom are independent pursuant to the rules of Nasdaq and applicable law. On April 7, 2022, the Company’s Board of Directors appointed Richard Roman, a current independent member of the Board, to the Audit Committee. With the appointment, the Company is now in compliance with Nasdaq Listing Rule 5605.

Mike Wray Appointed as a Corporate Officer

On April 7, 2022, the Company appointed Mike Wray as a corporate officer of the Company. Mike Wray, 48, has served as Senior Vice President and General Manager of Precast and Engineered Water Technology since November 2021. Mr. Wray served as Vice President and General Manager of Geneva Pipe from February 2020 to October 2021 and as Senior Director of Operations from September 2018 to January 2020. Prior to that, Mr. Wray held a variety of operational positions within the Company. Prior to joining the Company in 2007, Mr. Wray spent two years with Continental Pipe Company and nine years with Smith Megadiamond, a Schlumberger company.

Mr. Wray has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S‑K, and Mr. Wray has no familial relationships with executives or directors of the Company. There are no arrangements or understandings between Mr. Wray and any other person pursuant to which he was selected as an officer. Mr. Wray will continue to receive compensation pursuant to certain arrangements provided by the Company, including incentive compensation, equity awards, and health and other benefits typically available to the executive officers.

Annual Meeting

Northwest Pipe Company’s 2022 Annual Meeting of Shareholders (the “Annual Meeting”) will be held on June 16, 2022. The record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting is April 14, 2022.

Item 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

10.1 Separation Agreement dated April 8, 2022 between Northwest Pipe Company and William Smith

104 Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on April 13, 2022.

NORTHWEST PIPE COMPANY
(Registrant)

By	/s/ Aaron Wilkins
Aaron Wilkins,
Senior Vice President, Chief Financial Officer, and Corporate Secretary